EXHIBIT 19

Insider Trading Policy Version: 9.1 Applies To: Company

Company Policy Governance Policies

Effective Date	September 1, 2022	Supersedes

Author	Callahan, Bob
Approvals	Metcalf, Michael
Purpose
The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by Powell Industries, Inc. and its subsidiaries (“Powell” or the “Company”) and all directors, officers and employees.

Scope	The Policy is applicable to all directors, officers and employees of Powell.
Policy
If a director, officer, employee or consultant of the Company or its subsidiaries, family members both residing with and not residing with any of the aforementioned persons or any agent or advisor of the Company has material, non-public information relating to the Company, it is the Company’s policy that such person may not buy or sell securities of the Company (the “Company Securities”) or engage in any other action to take advantage of, or pass on to others, that information.

I.INTRODUCTION

This Policy has been designed to prevent insider trading or allegations of insider trading. Your strict adherence to this Policy will help safeguard Powell’s reputation and will further ensure that Powell conducts its business with the highest level of integrity and in accordance with the highest ethical standards. Each person subject to this Policy is responsible for the consequences of his or her actions.

Several provisions in the Securities Exchange Act of 1934 and the rules thereunder, restrict transactions in publicly-traded securities by persons possessing ‘inside’ information – material, non-public information relevant to the value of such securities. In light of these provisions, it is imperative that all persons who possess material non-public information about publicly-traded securities: 1) refrain from purchasing or selling such securities; and 2) refrain from "tipping" (i.e. passing along) such information to others who may purchase or sell such securities.

Companies and their controlling persons may be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

Powell Industries, Inc. Company Policy Governance Policies Insider Trading Policy September 1, 2022

EXHIBIT 19

Insider Trading Policy Version: 9.1 Applies To: Company

Company Policy Governance Policies

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Cases have been successfully prosecuted against trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

II.SANCTIONS AND PENALTIES

Violations of the insider trading laws can result in severe civil and criminal sanctions. For example, under
U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to
$5 million and civil fines of up to three times the profit gained or loss avoided. Failure to comply with this Policy may also result in disciplinary action by Powell, up to and including immediate dismissal for cause, whether or not any civil or criminal penalties arise from the ‘inside’ securities trading.

III.PERSONS COVERED

This Policy applies to all directors, officers, employees and consultants of the Company and its subsidiaries. The Policy also applies to certain family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company Securities). Any person subject to this Policy who is aware of material non-public information about the Company is prohibited from trading in Company Securities or engaging in any other action to take advantage of, or pass on to others, that information. You are responsible for making sure that any transaction in Company Securities covered by this Policy by any of these people complies with this Policy.

IV.DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

“Material non-public information” is any material information about Powell that has not yet become publicly available.

Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or a portion of Powell’s operations, since either of these might convey enough information about Powell’s consolidated results to be considered material information. Other common examples of information that may be material include:

•Information regarding sales, revenues or earnings (including projections);
•Financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates;
•Significant business trends and metrics;

Powell Industries, Inc. Company Policy Governance Policies Insider Trading Policy September 1, 2022

EXHIBIT 19

Insider Trading Policy Version: 9.1 Applies To: Company

Company Policy Governance Policies

•Significant proposed mergers, acquisitions, investments or divestitures;
•Significant developments in products or services;
•Gain or loss of substantial customers;
•Execution or termination of significant contracts;
•Financings or restructurings;
•Significant unusual gains or losses;
•Changes in business strategies;
•Developments in significant litigation or government investigations;
•Public or private debt or equity offerings;
•Significant changes in senior management;
•Powell share repurchases; or
•Stock splits or dividend information.

It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging materiality. Therefore, it is important to err on the side of caution and assume information is material if there is any doubt.

Information is “non-public” if it is not generally known or available to the public. Information may still be non- public even though it is widely known within Powell. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Information about Powell should not be considered public until at least one full trading day has passed following its formal release to the market.

V.BLACKOUT PERIODS

Trading in Company Securities is prohibited during the Company’s blackout periods. The Company has established four routine fiscal quarterly blackout periods throughout the year (“Quarterly Blackout Periods.”) Each Quarterly Blackout Period will begin as follows: January 1st, March 1st, June 1st, and September 1st and will end 48 hours after the Company’s fiscal quarterly or annual earnings are released.

Who is subject to the Quarterly Blackout Periods?

•Directors, officers and assistant officers of Powell;
•Employees with knowledge of financial performance forecasts;
•Investor Relations professionals;
•Attendees of the Company’s fiscal quarterly business review meetings; and

Powell Industries, Inc. Company Policy Governance Policies Insider Trading Policy September 1, 2022

EXHIBIT 19

Insider Trading Policy Version: 9.1 Applies To: Company

Company Policy Governance Policies

•Family members or others living in the same household, family members whose transactions in Company Securities are directed by, or are subject to the influence or control of, the individuals listed above, and any entities that the individuals listed above influence or control.

From time to time, Powell may decide to impose a special trading blackout on those who are aware of particular information that Powell determines may be considered material non-public information. The Chief Executive Officer and the Chief Financial Officer will determine whether an event-specific blackout should be imposed. The existence of an event-specific blackout will not be generally announced. If you are covered by the event-specific blackout, you will be notified by the Chief Financial Officer. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to anyone else.

Employees not otherwise subject to the Quarterly Blackout Periods are encouraged to refrain from trading Company Securities during the Quarterly Blackout Periods to avoid the appearance of improper trading.

Pre-Clearance of Powell Securities Transactions

In addition to complying with the prohibition on trading during Quarterly Blackout Periods, all Insiders must first obtain pre-clearance from the Chief Financial Officer or his/her designee using the attached Addendum before engaging in any transaction of Company Securities.

Public Disclosures Should Be Made Only By Designated Persons

No individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, analysts, investors or others outside of Powell. You should not respond to these inquiries unless expressly authorized to do so and should refer any inquiries to the Chief Financial Officer.

Post-employment Transactions May be Prohibited

The portions of this Policy relating to trading while in possession of material non-public information and the use or disclosure of that information continue to apply to transactions in Company Securities even after termination of employment or association with Powell. If you are aware of material non-public information about Powell when your employment or other business relationship with Powell ends, you may not trade in Company Securities or disclose the material non-public information to anyone else until that information is made public or becomes no longer material.

VI.10b5-1 PLANS
SEC Rule 10b5-1(c) of the Securities Exchange Act of 1934 permits corporate insiders to establish written trading plans (commonly referred to as “10b5-1 plans”) that can be useful in enabling insiders to plan ahead

Powell Industries, Inc. Company Policy Governance Policies Insider Trading Policy September 1, 2022

EXHIBIT 19

Insider Trading Policy Version: 9.1 Applies To: Company

Company Policy Governance Policies

without fear that they might become exposed to material non-public information that will prevent them from trading. Where a valid 10b5-1 plan has been established at a time when the insider was not in possession of material non-public information, trades executed as specified by the plan do not violate the securities laws or this Policy even if the insider is in possession of material non-public information at the time the trade is executed. Trades executed as specified by the plan are not subject to the pre-clearance requirement.

To qualify as a 10b5-1 plan for purposes of this Policy, the plan must be approved in advance by the Chief Financial Officer, and you should allow at least five business days for approval.

One of the factors that the Chief Financial Officer may consider in whether to approve a 10b5-1 plan is compliance with Powell’s applicable minimum stock ownership guidelines. These pre-planned trading programs are available only to corporate officers and such other Powell employees as may be designated from time to time by the Chief Executive Officer and the Chief Financial Officer. For more information about how to establish a 10b5-1 plan, please contact the Chief Financial Officer. Powell reserves the right to disapprove any submitted plan.

Powell Industries, Inc. Company Policy Governance Policies Insider Trading Policy September 1, 2022

EXHIBIT 19

Insider Trading Policy Version: 9.1 Applies To: Company

Company Policy Governance Policies

ADDENDUM

NOTIFICATION STATEMENT REGARDING PROPOSED TRANSACTIONS IN POWELL SECURITIES

With the submission of this Notification Statement, I hereby request acknowledgement from Powell Industries, Inc. (“the Company”) that the Company has no objections to my proposed transaction involving Powell stock. In connection with such transaction(s), I hereby confirm that I do not possess any material non-public information concerning the Company or any of its subsidiaries.

Upon completion of any transaction(s), I will provide the Company with transaction details as soon as practical.

Please check one:

Acquisition Transaction    Disposition Transaction

        Purchase of    shares.            Sale of    shares.

     Transfer of shares to the
        Transfer of      shares to the
following exchanged fund:

By: Name: Date:

ACKNOWLEDGEMENT:

Received and approved this    day of    , for the open window through
    , .

POWELL INDUSTRIES, INC.

By:      Name:      Title:

Powell Industries, Inc. Company Policy Governance Policies Insider Trading Policy September 1, 2022